EXHIBIT 99.1

Clearfield Reports Fiscal Fourth Quarter and Full Year 2017 Results

Success in Key Growth Areas Despite Overall Market Pause; Tier 1 Business Experienced 131% Revenue Growth for the Year

MINNEAPOLIS, Nov. 09, 2017 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ:CLFD), the specialist in fiber management and connectivity platforms for communication service providers, reported results for the fiscal fourth quarter and year ended September 30, 2017.

Fiscal Q4 2017 Financial Summary
(in millions except per share data and percentages)	Q4 2017	vs. Q4 2016	Change	Change (%)
Revenue	$18.4	$21.1	$(2.7)	-13%

Gross Profit ($)	$7.7	$9.6	$(1.9)	-20%
Gross Profit (%)	41.7%	45.5%	-3.8%	-8%

Income from Operations	$1.5	$3.1	$(1.6)	-52%
Income Tax Expense	$0.3	$0.5	$(0.2)	-34%

Net Income	$1.3	$2.7	$(1.4)	-53%
Net Income per Diluted Share	$0.09	$0.20	$(0.11)	-55%

Fiscal 2017 Financial Summary
(in millions except per share data and percentages)	2017	vs. 2016	Change	Change (%)
Revenue	$73.9	$75.3	$(1.4)	-2%

Gross Profit ($)	$30.3	$32.9	$(2.6)	-8%
Gross Profit (%)	40.9%	43.7%	-2.8%	-6%

Income from Operations	$5.3	$10.7	$(5.4)	-51%
Income Tax Expense	$1.7	$2.9	$(1.2)	-40%

Net Income	$3.8	$8.0	$(4.2)	-52%
Net Income per Diluted Share	$0.28	$0.59	$(0.31)	-53%

Management Commentary
“While our total revenue was lower than our expectations, fiscal 2017 as a whole was an ambitious and foundational year for the company,” stated Cheri Beranek, President and CEO of Clearfield. “Perhaps most importantly, we continued to enhance our position at the Tier 1 wireline market, with revenue from this market more than doubling to $6.2 million for the year. We also strengthened our market-leading position in the Tier 2/3 market, which grew 8% for the year, along with making solid advances in our international business, which grew 50% for the year.

“Despite the success we’re experiencing in these key markets, we did continue to see a slowdown in our alternative carrier market, as well as a spending pause in the wireless and cable TV markets, which contributed to a relatively flat overall topline for the year.

“Part of our success depends on our ability to acquire the industry certifications necessary to win business at this level. It gives me great pleasure to report that in late fiscal 2017, we completed the test parameters for Telcordia certifications referred to as GR-326 for SC and LC connectors on all standard cable types. Beyond GR-326, our testing must also include the certification of the enclosure within which these terminated cable assembles are placed. I am also pleased to report that we have achieved GR-487 for our distribution cabinet called Makwa, which is the industry’s only fiber distribution hub designed for below ground deployment. These certifications join our previously announced NEBS compliance for central office panels.

“Important also to our growth is obtaining product approvals at the national carriers. Beyond our success at regional players, to date, we have earned product approvals for parts of our product line at Verizon, AT&T, CenturyLink, Frontier, Windstream, Comcast, and Charter. Although ongoing product approvals will be needed to successfully penetrate the national carrier markets, this has been an important step.

“As you have heard from many of our larger peers, this market remains challenging. M&A activity at major telco and cable providers have introduced distractions from their network builds. In addition, the lack of competitive build pressures—what many have dubbed the ‘Google Effect’—has slowed the rate of build and prompted wireline, cable and wireless providers to retract into a more thorough planning phase rather than a building phase for their fiber deployment programs.

“While frustrating for us in this fiscal year, we believe the extension of this planning and evaluation stage may be uniquely beneficial to Clearfield, allowing us to introduce our labor-saving technologies deeper into the decision trees within these large providers.

“Overall, during fiscal 2017 we established a sturdy foundation for us to continue capturing growth in our key markets, especially at the Tier 1 level. Though the significant growth won’t come immediately, we are experiencing strong initial results and continue to see the large market opportunity in front of us expanding. Over time, we expect our compelling value proposition, disciplined investments, and focus on profitably scaling the business to be major drivers of our future success, both in our core and emerging markets.”

Fiscal Q4 2017 Financial Results
Revenue for the fourth quarter of fiscal 2017 decreased 13% to $18.4 million from $21.1 million in the same year-ago quarter. The decrease was driven primarily by lower sales to the Company’s alternative carrier, wireless, and cable TV customers, and was partially offset by an increase in sales to the Company’s domestic and international wireline customers, which was supported by strong growth in sales to the Tier 1 market.

Gross profit decreased 20% to $7.7 million, or 41.7% of revenue, from $9.6 million, or 45.5% of revenue, in the fourth quarter of fiscal 2016. The decrease in gross profit was due to decreased volume. The decrease in gross profit percent was primarily due to a lower percentage of sales associated with optical component solutions, which typically have higher gross margins.

Operating expenses were $6.2 million, a decrease of 4%, compared to $6.4 million in the same year-ago quarter. Operating expenses in the fourth quarter of fiscal 2017 included costs of $498,000 driven by the defense of the patent infringement lawsuit filed by CommScope earlier in the year.

Income from operations decreased 52% to $1.5 million for the fourth quarter of fiscal 2017 from $3.1 million in the same year-ago quarter. Income tax expense decreased 34% to $345,000 for the fourth quarter of fiscal 2017 from $519,000 in the same year-ago quarter. The Company recognized a net tax benefit of $437,000 for the quarter ended September 30, 2016 as a result of the adoption in the fourth quarter of fiscal 2016 of a new accounting pronouncement related to the income tax accounting for stock-based compensation. Net income decreased 53% to $1.3 million for the fourth quarter of fiscal 2017, or $0.09 per diluted share, from $2.7 million, or $0.20 per diluted share, in the same year-ago quarter.

At quarter-end, cash, cash equivalents and investments increased 4% to $44.3 million from $42.6 million at the end of the prior quarter. The Company had no debt at quarter end.

During the quarter, the Company repurchased 102,291 shares of its common stock under its stock repurchase program. In April 2017, the Company’s board of directors increased the previously approved stock repurchase program by an additional $4 million to $12 million.

Order backlog (defined as purchase orders received but not yet fulfilled) at September 30, 2017 decreased 10% to $4.0 million from $4.4 million at June 30, 2017, and decreased 13% from $4.6 million at September 30, 2016.

Fiscal 2017 Financial Results
Revenue decreased 2% to $73.9 million for fiscal 2017 from $75.3 million in fiscal 2016. Revenue from customers outside of the alternative carrier business increased 5% for fiscal 2017 compared to fiscal 2016.

Gross profit was $30.3 million, or 40.9% of revenue, for fiscal 2017, a decrease of 8% from $32.9 million, or 43.7% of revenue, in fiscal 2016.

Operating expenses increased 13% to $25.0 million for fiscal 2017 from $22.1 million in fiscal 2016, which included costs of $944,000 driven by the defense of CommScope litigation.

Income from operations totaled $5.3 million, or 7.2% of revenue, for fiscal 2017 compared to $10.7 million, or 14.3% of revenue, in fiscal 2016.

Net income totaled $3.8 million, or $0.28 per diluted share, for fiscal 2017, a decrease of 52% from $8.0 million, or $0.59 per diluted share, in fiscal 2016.

Fiscal 2018 Financial Outlook
Clearfield expects revenue for the first half of fiscal 2018 to be consistent with the first half of fiscal 2017. The Company also forecasts 10% revenue growth in the second half of fiscal 2018, leading to a total of 5% revenue growth for the fiscal year ending September 30, 2018.

In addition, the Company expects gross profit percent to remain within its target range of 40% to 42%, with some variability on a quarter-to-quarter basis.

Clearfield forecasts net income as a percentage of revenue for the first half of fiscal 2018 to be 3%. For the entire fiscal 2018, Clearfield expects net income as a percentage of revenue of 5%, with quarter to quarter volatility due to negative influence associated with costs driven by the CommScope litigation.

Longer term, the Company expects to return to double-digit revenue and net income growth, as the overall market regains stability.

Conference Call
Clearfield management will hold a conference call today, November 9, 2017 at 5:00 p.m. Eastern Standard Time (4:00 p.m. Central Standard Time) to discuss these results and provide an update on business conditions.

Clearfield’s President and CEO Cheri Beranek and CFO Dan Herzog will host the presentation, followed by a question and answer period.

Date: Thursday, November 9, 2017
Time: 5:00 p.m. Eastern time (4:00 p.m. Central time)
U.S. dial-in: 1-877-407-0792
International dial-in: 1-201-689-8263

The conference call will be webcast live and available for replay here.

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through November 23, 2017.

U.S. replay dial-in: 1-844-512-2921
International replay dial-in: 1-412-317-6671
Replay ID: 13672747

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ:CLFD) designs, manufactures and distributes fiber optic management, protection and delivery products for communications networks. Our “fiber to the anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets.

Clearfield offers the industry’s only fiber management and delivery platform that simplifies the fiber to the ‘x’ (FTTx) equation with the promise of a design methodology that addresses each network’s unique requirements, while building simplicity into the design and delivering the lowest total cost of ownership.

Based on the patented Clearview™ Cassette, Clearfield’s unique single-architected, modular fiber management platform is designed to further lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits, enabling customers to scale their operations as their subscriber revenues increase. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in any related presentation or in the FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, growth of the FTTx markets, effectiveness of the Company’s sales and marketing strategies and organization, utilization of manufacturing capacity, and the development and marketing of products. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: our success depends upon adequate protection of our patent and intellectual property rights and our ability to successfully defend against claims of infringement; our results of operations could be adversely affected now that the stimulus funds of the American Recovery and Reinvestment Act are fully allocated and projections are nearing completion; National Broadband Plan’s transitioning from the USF to the CAF program may cause our customers and prospective customers to delay or reduce purchases; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers, and the loss of these major customers would adversely affect us; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; our results of operations could be adversely affected by economic conditions and the effects of these conditions on our customers’ businesses; our operating results may fluctuate significantly from quarter to quarter, which may make budgeting for expenses difficult and may negatively affect the market price of our common stock; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; we may face circumstances in the future that will result in impairment charges, including, but not limited to, significant goodwill impairment charges; we rely on single-source suppliers, which could cause delays, increases in costs or prevent us from completing customer orders, all of which could materially harm our business; we face risks associated with expanding our sales outside of the United States; further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; we are dependent on key personnel; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2016 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

Investor Relations Contact:

Matt Glover and Najim Mostamand, CFA
Liolios Group, Inc.
949-574-3860
CLFD@liolios.com

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended		Twelve Months Ended
	September 30		September 30
	2017	2016	2017	2016

Revenues	$18,418,389	$21,052,104	$73,947,619	$75,287,726

Cost of sales	10,742,914	11,479,298	43,683,360	42,417,478

Gross profit	7,675,475	9,572,806	30,264,259	32,870,248

Operating expenses
Selling, general and administrative	6,157,981	6,426,237	24,952,376	22,138,556
Income from operations	1,517,494	3,146,569	5,311,883	10,731,692

Interest income	87,552	43,086	273,930	157,402
Income before income taxes	1,605,046	3,189,655	5,585,813	10,889,094

Income tax expense	344,974	519,087	1,737,974	2,876,032

Net income	$1,260,072	$2,670,568	$3,847,839	$8,013,062

Net income per share:
Basic	$0.09	$0.20	$0.28	$0.60
Diluted	$0.09	$0.20	$0.28	$0.59

Weighted average shares outstanding:
Basic	13,451,279	13,494,530	13,532,375	13,372,579
Diluted	13,451,279	13,689,079	13,660,806	13,663,349

CLEARFIELD, INC.
CONDENSED BALANCED SHEETS

	(Unaudited) September 30, 2017	(Audited) September 30, 2016
Assets
Current Assets
Cash and cash equivalents	$18,536,111	$28,014,321
Short-term investments	5,937,150	5,527,075
Accounts receivable, net	7,237,641	7,999,210
Inventories	8,453,567	8,373,155
Other current assets	978,933	1,198,917
Total current assets	41,143,402	51,112,678

Property, plant and equipment, net	5,434,172	5,780,814

Other Assets
Long-term investments	19,816,000	10,703,000
Goodwill	2,570,511	2,570,511
Other	529,952	428,310
Total other assets	22,916,463	13,701,821
Total Assets	$69,494,037	$70,595,313

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$1,739,791	$2,573,292
Accrued compensation	2,410,026	4,697,138
Accrued expenses	93,304	75,306
Total current liabilities	4,243,121	7,345,736

Other Liabilities
Deferred taxes – long-term	444,076	411,779
Deferred rent	281,720	243,755
Total other liabilities	725,796	655,534
Total Liabilities	4,968,917	8,001,270
Commitment and contingencies
Shareholders’ Equity
Common stock	138,128	141,263
Additional paid-in capital	55,406,888	57,320,515
Retained earnings	8,980,104	5,132,265
Total Shareholders’ Equity	64,525,120	62,594,043
Total Liabilities and Shareholders’ Equity	$69,494,037	$70,595,313

CLEARFIELD, INC.
CONDENSED STATEMENTS OF CASH FLOWS
UNAUDITED

	Year Ended September 30,	Year Ended September 30,
	2017	2016
Cash flows from operating activities:
Net income	$3,847,839	$8,013,062
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,622,094	1,449,202
Impairment of long-lived assets	643,604	-
Deferred income taxes	32,297	2,340,771
Loss on disposal of assets	35,281	12,348
Stock-based compensation expense	2,319,975	1,404,899
Changes in operating assets and liabilities:
Accounts receivable, net	761,569	(1,988,310)
Inventories	(80,412)	(1,190,301)
Other current assets	180,456	(812,811)
Accounts payable and accrued expenses	(3,064,650)	2,323,891
Net cash provided by operating activities	6,298,053	11,552,751

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,951,615)	(1,550,128)
Purchase of investments	(17,630,075)	(8,138,075)
Proceeds from sale of property and equipment	5,100	729
Patent additions	(69,936)	(77,138)
Proceeds from maturities of investments	8,107,000	8,123,000
Net cash used in investing activities	(11,539,526)	(1,641,612)

Cash flows from financing activities:
Repurchase of common stock	(3,647,314)	(333,761)
Proceeds from issuance of common stock under employee stock purchase plan	334,692	254,426
Proceeds from issuance of common stock	28,717	548,844
Tax withholding related to vesting of restricted stock grants and exercise of stock options	(952,832)	(437,537)
Net cash (used in) provided by financing activities	(4,236,737)	31,972
(Decrease) increase in cash and cash equivalents	(9,478,210)	9,943,111
Cash and cash equivalents at beginning of year	28,014,321	18,071,210
Cash and cash equivalents at end of year	$18,536,111	$28,014,321

Supplemental cash flow information
Cash paid during the year for income taxes	$1,471,203	$1,130,930

Non-cash financing activities
Cashless exercise of stock options	$34,268	$853,033
Establishment of deferred tax asset for the adoption of ASU 2016-09	$-	$1,864,980